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                                                                     Exhibit 5.1

                       [LETTERHEAD OF M.G. RAMACHANDRAN]

                                                                October 25, 2002



Satyam Infoway Limited
Second Floor, Tidel Park
No. 4, Canal Bank Road
Taramani, Chennai 600 113
India

        Re: Satyam Infoway Limited Registration Statement on Form S-8

Gentlemen:

               I have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of up to 1,200,000 equity shares, par value Rs.10 per share (the "Shares"), of Satyam Infoway Limited, a company with limited liability incorporated in the Republic of India (the "Company"). Each of the shares being so registered is represented by one American Depositary Share. I have examined the registration statement on Form S-8 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission for the purpose of registering the shares in connection with the Satyam Infoway Limited Employee Stock Option Plan 1999 and Stock Option Plan 2000.

               Strictly limited to Indian law, it is my opinion that the Shares have been duly authorized and when issued in connection with the Satyam Infoway Limited Employee Stock Option Plan 1999 and Stock Option Plan 2000, will be validly issued, fully paid and non-assessable.

               I consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Yours faithfully,

                                           /s/ M.G. Ramachandran